Exhibit 99.1
Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
First Quarter 2023
●	Total revenue increased 4.0% to $2,767 million
●	Property revenue increased 4.4% to $2,715 million
●	Net income decreased 55.2% to $315 million(1)(2)
●	Adjusted EBITDA increased 8.6% to $1,763 million
●	Net income attributable to AMT common stockholders decreased 52.8% to $336 million(1)(2)
●	AFFO attributable to AMT common stockholders increased 1.5% to $1,185 million
Boston, Massachusetts – April 26, 2023: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended March 31, 2023.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We’re off to a strong start in 2023. In Q1, we saw an acceleration in Organic Tenant Billings Growth, another record quarter of signed new business at CoreSite and our 11th consecutive quarter of delivering over 1,000 built sites, all of which demonstrates resilient demand across our portfolio of distributed real estate assets as carriers continue to invest in their 4G and 5G networks.
We remain focused on disciplined capital allocation, strengthening our investment grade balance sheet and maximizing returns on our top-line growth through prudent cost controls that will drive meaningful margin expansion. Together with our dividend, which we grew approximately 11% year over year in Q1, we believe this approach positions us to maximize growth and total shareholder returns for years to come.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended March 31, 2023 (all comparative information is presented against the quarter ended March 31, 2022).

($ in millions, except per share amounts.)	Q1 2023	Growth Rate
Total revenue	$2,767	4.0%
Total property revenue	$2,715	4.4%
Total Tenant Billings Growth	$134	7.3%
Organic Tenant Billings Growth	$117	6.4%
Property Gross Margin	$1,928	5.4%
Property Gross Margin %	71.0%
Net income(1)(2)	$315	(55.2)%
Net income attributable to AMT common stockholders(1)(2)	$336	(52.8)%
Net income attributable to AMT common stockholders per diluted share(1)(2)	$0.72	(53.8)%
Adjusted EBITDA	$1,763	8.6%
Adjusted EBITDA Margin %	63.7%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders(1)	$1,083	(22.7)%
AFFO attributable to AMT common stockholders	$1,185	1.5%
AFFO attributable to AMT common stockholders per Share	$2.54	(0.4)%

Cash provided by operating activities	$1,071	61.3%
Less: total cash capital expenditures(3)	$473	19.9%
Free Cash Flow	$598	122.0%
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(1)Q1 2023 growth rates impacted by foreign currency losses of approximately $84.1 million in the current period as compared to foreign currency gains of approximately $242.1 million in the prior-year period.
(2)Q1 2023 growth rates impacted by the Company’s sale of one of its subsidiaries in Mexico that held fiber assets (“Mexico Fiber”), which resulted in a loss of approximately $80.0 million.
(3)Q1 2023 cash capital expenditures include $13.8 million of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.

CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended March 31, 2023, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q1 2023(1)
Distributions per share	$1.56
Aggregate amount (in millions)	$727
Year-over-year per share growth	11.4%
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(1)    The distribution declared on March 8, 2023 will be paid on April 28, 2023 to stockholders of record as of the close of business on April 14, 2023.

Capital Expenditures – During the first quarter of 2023, total capital expenditures were approximately $473 million, of which $39 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the first quarter of 2023, the Company spent approximately $61 million on acquisitions, of which approximately
$10 million was paid to acquire 8 communications sites, as well as other communications infrastructure assets, in the United States,
Canada, Poland and Spain. The remaining balance of approximately $51 million represents cash paid associated with sites that were acquired in 2022.
Other Events – On March 29, 2023, the Company completed the sale of Mexico Fiber for total consideration of $252.5 million, resulting in a loss on the sale of $80.0 million, which was included in Other operating expenses. As a result of the transaction, the Company disposed of $20.7 million of goodwill based on the relative fair value of Mexico Fiber and the portion of the applicable goodwill reporting unit that was expected to be retained. Prior to the sale, Mexico Fiber’s operating results were included within the Latin America property segment. The sale did not qualify for presentation as a discontinued operation.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended March 31, 2023, the Company’s Net Leverage Ratio was 5.2x net debt (total debt less cash and cash equivalents) to first quarter 2023 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding.)	As of March 31, 2023
Total debt	$38,542
Less: Cash and cash equivalents	1,803
Net Debt	$36,739
Divided By: First quarter annualized Adjusted EBITDA(1)	7,051
Net Leverage Ratio	5.2x
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(1)Q1 2023 Adjusted EBITDA multiplied by four.
Liquidity and Financing Activities – As of March 31, 2023, the Company had approximately $7.7 billion of total liquidity, consisting of approximately $1.8 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $5.9 billion under its revolving credit facilities, net of any outstanding letters of credit.
On January 31, 2023, the Company repaid $1.0 billion aggregate principal amount of its 3.50% senior unsecured notes due 2023 (the “3.50% Notes”) upon their maturity. The 3.50% Notes were repaid using borrowings under the Company’s revolving credit facility. Upon completion of the repayment, none of the 3.50% Notes remained outstanding.
On March 3, 2023, the Company issued an aggregate of $1.5 billion in senior unsecured notes. The net proceeds were used to repay existing indebtedness under its revolving credit facilities.
On March 13, 2023, the Company completed a securitization transaction (the “2023 Securitization”), in which American Tower Trust I issued $1.3 billion aggregate principal amount of Secured Tower Revenue Securities, Series 2023-1, Subclass A. For additional information regarding the 2023 Securitization, the Company refers you to information that will be provided in the “Notes to Consolidated and Condensed Consolidated Financial Statements” in the Company’s upcoming quarterly report on Form 10-Q for the three months ended March 31, 2023, under the caption “Long-Term Obligations.”
On the March 2023 repayment date, the Company repaid the entire $1.3 billion aggregate principal amount outstanding under the Company’s Secured Tower Revenue Securities, Series 2013-2A due 2023, pursuant to the terms of the agreements governing such securities. The repayment was funded with proceeds from the 2023 Securitization.

FULL YEAR 2023 OUTLOOK
The following full year 2023 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of April 26, 2023. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for April 26, 2023 through December 31, 2023: (a) 292 Argentinean Pesos; (b) 1.49 Australian Dollars; (c) 105.90 Bangladeshi Taka; (d) 5.20 Brazilian Reais; (e) 1.35 Canadian Dollars; (f) 830 Chilean Pesos; (g) 4,770 Colombian Pesos; (h) 0.92 Euros; (i) 11.55 Ghanaian Cedis; (j) 82.20 Indian Rupees; (k) 134 Kenyan Shillings; (l) 18.90 Mexican Pesos; (m) 1.60 New Zealand Dollars; (n) 485 Nigerian Naira; (o) 7,260 Paraguayan Guarani; (p) 3.80 Peruvian Soles; (q) 54.90 Philippine Pesos; (r) 4.35 Polish Zloty; (s) 18.20 South African Rand; (t) 3,800 Ugandan Shillings; and (u) 600 West African CFA Francs.
The Company’s outlook reflects estimated positive impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of approximately $25 million, $25 million and $20 million, respectively, relative to the Company’s prior 2023 outlook. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company has adjusted the 2023 outlook to reflect the sale of Mexico Fiber, resulting in a reduction to property revenue, Adjusted EBITDA and AFFO attributable to AMT common stockholders of $45 million, $25 million and $15 million, respectively. The impact of the sale of Mexico Fiber on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
As a result of the impacts associated with the Mexico Fiber sale, partially offset by the favorable impacts of foreign currency exchange rate fluctuations, the Company is reducing the midpoint of its full year 2023 outlook for property revenue by $20 million. The midpoint for Adjusted EBITDA is unchanged from the Company’s prior outlook. The Company is reducing the midpoints for net income and net income attributable to AMT common stockholders by $130 million and $175 million, respectively, primarily due to foreign currency losses and the loss from the sale of Mexico Fiber, and raising the midpoints for AFFO attributable to AMT common stockholders and AFFO attributable to AMT common stockholders per Share by $20 million and $0.05 per Share, respectively, primarily due to the favorable impacts of foreign currency exchange rate fluctuations.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2023 Outlook ($ in millions, except per share amounts.)	Full Year 2023			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$10,665	to	$10,845	2.7%
Net income	1,770	to	1,880	7.6%
Net income attributable to AMT common stockholders	1,830	to	1,940	6.7%
Adjusted EBITDA	6,860	to	6,970	4.1%
AFFO attributable to AMT common stockholders	4,450	to	4,560	(0.3)%
AFFO attributable to AMT common stockholders per Share	$9.53	to	$9.76	(1.1)%
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(1)Includes U.S. & Canada segment property revenue of $5,115 million to $5,175 million, international property revenue of $4,740 million to $4,840 million and Data Centers segment property revenue of $810 million to $830 million, reflecting midpoint growth rates of 2.8%, 2.0% and 7.0%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of approximately 2% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers segment property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,539	N/A	$1,539
Straight-line revenue	368	30	18	416
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s data center facilities and related assets.

2023 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~5%	>5%	~5%
New Site Tenant Billings	~0%	~2%	~1%
Total Tenant Billings Growth	~5%	>7%	~6%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Discretionary capital projects(1)	$785	to	$815
Ground lease purchases	85	to	105
Start-up capital projects	120	to	140
Redevelopment	485	to	515
Capital improvement	165	to	175
Corporate	10	—	10
Total	$1,650	to	$1,760
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(1)Includes the construction of 3,450 to 4,550 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,770	to	$1,880
Interest expense	1,395	to	1,375
Depreciation, amortization and accretion	3,080	to	3,100
Income tax provision	221	to	231
Stock-based compensation expense	187	—	187
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	207	to	197
Adjusted EBITDA	$6,860	to	$6,970

Reconciliation of Outlook for AFFO attributable to AMT common stockholders to Net income: ($ in millions, except share and per share data, totals may not add due to rounding.)
	Full Year 2023
Net income	$1,770	to	$1,880
Straight-line revenue	(416)	—	(416)
Straight-line expense	38	—	38
Depreciation, amortization and accretion	3,080	to	3,100
Stock-based compensation expense	187	—	187
Deferred portion of income tax and other income tax adjustments	(88)	—	(88)
Other, including other operating expense, amortization of deferred financing costs, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	304	to	294
Capital improvement capital expenditures	(165)	to	(175)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$4,700	to	$4,810
Minority interest	$(250)	—	$(250)
AFFO attributable to AMT common stockholders	$4,450	to	$4,560
Divided by weighted average diluted shares outstanding (in thousands)	467,000	—	467,000
AFFO attributable to AMT common stockholders per Share	$9.53	to	$9.76

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended March 31, 2023 and its updated outlook for 2023. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 2801199
When available, a replay of the call can be accessed until 11:59 p.m. ET on May 10, 2023. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 5479543
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of nearly 226,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.

Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion less dividends to noncontrolling interests, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its Europe business and its U.S. data center business.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2023 outlook and other targets, foreign currency exchange rates, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India, including impacts on our customers’ payments, and factors that could affect such expectations, the creditworthiness and financial strength of our customers, including the expected impacts of payment shortfalls by VIL on our business and our operating results, our expectations regarding potential additional impairments in India and factors that could affect our expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) a substantial portion of our current and projected future revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (3) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) new technologies or changes, or lack thereof, in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) our leverage and debt service obligations, including during a rising interest rates environment, may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (9) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (10) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (11) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (12) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (13) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (14) we may be adversely affected by regulations related to climate change; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information provided in Item 1A of the Company’s 2022 Form 10-K, under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,803.0	$2,028.4
Restricted cash	122.4	112.3
Accounts receivable, net	705.4	758.3
Prepaid and other current assets	819.3	723.3
Total current assets	3,450.1	3,622.3
PROPERTY AND EQUIPMENT, net	19,843.3	19,998.3
GOODWILL	12,997.2	12,956.7
OTHER INTANGIBLE ASSETS, net	17,637.1	17,983.3
DEFERRED TAX ASSET	107.4	129.2
DEFERRED RENT ASSET	3,160.3	3,039.1
RIGHT-OF-USE ASSET	8,952.4	8,918.9
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	669.9	546.7
TOTAL	$66,817.7	$67,194.5
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$206.0	$218.6
Accrued expenses	1,171.6	1,344.2
Distributions payable	745.3	745.3
Accrued interest	208.5	261.0
Current portion of operating lease liability	790.1	788.9
Current portion of long-term obligations	3,856.4	4,514.2
Unearned revenue	554.2	439.7
Total current liabilities	7,532.1	8,311.9
LONG-TERM OBLIGATIONS	34,685.6	34,156.0
OPERATING LEASE LIABILITY	7,576.9	7,591.9
ASSET RETIREMENT OBLIGATIONS	2,093.5	2,047.4
DEFERRED TAX LIABILITY	1,505.6	1,492.0
OTHER NON-CURRENT LIABILITIES	1,173.7	1,186.8
Total liabilities	54,567.4	54,786.0
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock	4.8	4.8
Additional paid-in capital	14,725.6	14,689.0
Distributions in excess of earnings	(2,496.5)	(2,101.9)
Accumulated other comprehensive loss	(5,526.1)	(5,718.3)
Treasury stock	(1,301.2)	(1,301.2)
Total American Tower Corporation equity	5,406.6	5,572.4
Noncontrolling interests	6,843.7	6,836.1
Total equity	12,250.3	12,408.5
TOTAL	$66,817.7	$67,194.5

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Property	$2,714.5	$2,600.8
Services	52.7	59.5
Total operating revenues	2,767.2	2,660.3
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property	787.0	771.5
Services	19.1	27.9
Depreciation, amortization and accretion	794.1	815.8
Selling, general, administrative and development expense(1)	263.9	293.9
Other operating expenses(2)	127.5	26.1
Total operating expenses	1,991.6	1,935.2
OPERATING INCOME	775.6	725.1
OTHER INCOME (EXPENSE):
Interest income	30.8	9.9
Interest expense	(340.2)	(262.4)
Other (expense) income (including foreign currency (losses) gains of $(84.1) and $242.1, respectively)	(97.8)	252.6
Total other (expense) income	(407.2)	0.1
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	368.4	725.2
Income tax provision	(53.4)	(22.5)
NET INCOME	315.0	702.7
Net loss attributable to noncontrolling interests	20.8	9.0
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$335.8	$711.7
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.72	$1.56
Diluted net income attributable to American Tower Corporation common stockholders	$0.72	$1.56
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	465,741	455,946
DILUTED	466,810	457,211

_______________
(1)Selling, general, administrative and development expense includes stock-based compensation expense of $65.5 million and $56.7 million for the three months ended March 31, 2023 and March 31, 2022, respectively.
(2)Three months ended March 31, 2023 includes approximately $80 million related to the loss from the sale of Mexico Fiber.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$315.0	$702.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	794.1	815.8
Stock-based compensation expense	65.5	56.7
Other non-cash items reflected in statements of operations	235.3	(232.8)
Increase in net deferred rent balances	(112.0)	(109.3)
Right-of-use asset and Operating lease liability, net	(44.9)	(26.6)
Unearned revenue	96.2	(201.4)
Increase in assets	(170.1)	(171.5)
Decrease in liabilities	(108.6)	(170.0)
Cash provided by operating activities	1,070.5	663.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(461.9)	(386.1)
Payments for acquisitions, net of cash acquired	(60.9)	(128.6)
Proceeds from sales of short-term investments and other non-current assets	3.1	3.2
Deposits and other	242.9	(1.6)
Cash used for investing activities	(276.8)	(513.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net	154.1	—
Borrowings under credit facilities	1,745.0	2,250.0
Proceeds from issuance of senior notes, net	1,494.2	—
Proceeds from issuance of securities in securitization transaction	1,300.0	—
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(1)	(4,897.9)	(1,817.1)
Distributions to noncontrolling interest holders	(11.2)	(0.1)
Proceeds from stock options	1.8	8.0
Distributions paid on common stock	(733.6)	(641.2)
Deferred financing costs and other financing activities(2)	(65.0)	(50.5)
Cash used for financing activities	(1,012.6)	(250.9)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	3.6	28.5
NET DECREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(215.3)	(71.9)
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	2,140.7	2,343.3
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$1,925.4	$2,271.4
CASH PAID FOR INCOME TAXES, NET(3)	$62.3	$99.8
CASH PAID FOR INTEREST	$388.9	$304.0
_______________
(1)Three months ended March 31, 2023 and March 31, 2022 include $2.1 million and $1.4 million of finance lease payments, respectively.
(2)Three months ended March 31, 2023 and March 31, 2022 include $11.7 million and $10.1 million of perpetual land easement payments, respectively.
(3)Three months ended March 31, 2022 include $45.8 million related to the Global Tower Partners (“GTP”) one-time cash settlement. In 2015, the Company incurred charges in connection with certain tax elections wherein MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the three month period ended March 31, 2022.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2023
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,288	$464	$251	$317	$192	$1,224	$203	$2,715	$53	$2,767
Segment operating expenses	205	138	168	119	73	498	84	787	19	806
Segment Gross Margin	$1,082	$326	$83	$199	$119	$726	$119	$1,928	$34	$1,961
Segment SG&A(3)	41	30	9	21	15	75	18	133	6	139
Segment Operating Profit	$1,042	$297	$74	$177	$104	$652	$102	$1,795	$28	$1,823
Segment Operating Profit Margin	81%	64%	29%	56%	54%	53%	50%	66%	53%	66%

Growth Metrics
Revenue Growth	4.5%	10.7%	(15.9)%	18.4%	(3.4)%	3.4%	10.1%	4.4%	(11.4)%	4.0%
Total Tenant Billings Growth	5.5%	6.4%	7.2%	17.0%	10.4%	10.0%	N/A	7.3%
Organic Tenant Billings Growth	5.6%	6.1%	3.4%	12.1%	8.2%	7.5%	N/A	6.4%

Revenue Components(4)
Prior-Year Tenant Billings	$1,100	$262	$160	$194	$122	$739	$—	$1,839
Colocations/Amendments	60	8	10	13	3	35	—	95
Escalations	32	23	3	20	8	54	—	87
Cancellations	(28)	(15)	(7)	(10)	(1)	(34)	—	(62)
Other	(2)	(0)	0	0	(0)	0	—	(2)
Organic Tenant Billings	$1,161	$278	$165	$218	$132	$794	$—	$1,956
New Site Tenant Billings	(2)	1	6	10	3	19	—	17
Total Tenant Billings	$1,160	$279	$172	$227	$135	$813	$—	$1,973
Foreign Currency Exchange Impact(5)	(0)	6	(15)	(30)	(6)	(45)	—	(45)
Total Tenant Billings (Current Period)	$1,159	$285	$157	$197	$129	$768	$—	$1,927

Straight-Line Revenue	94	(2)	1	13	1	13	6	114
Pre-paid Amortization Revenue	23	0	—	0	5	5	—	29
Other Revenue	10	63	(19)	(13)	7	37	197	245
International Pass-Through Revenue	—	111	121	135	54	421	—	421
Foreign Currency Exchange Impact(6)	(0)	6	(9)	(16)	(3)	(21)	—	(21)
Total Property Revenue (Current Period)	$1,288	$464	$251	$317	$192	$1,224	$203	$2,715
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended March 31, 2022
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,232	$419	$299	$268	$199	$1,184	$184	$2,601	$60	$2,660
Segment operating expenses	200	130	175	98	92	495	77	772	28	799
Segment Gross Margin	$1,033	$289	$123	$170	$106	$689	$108	$1,829	$32	$1,861
Segment SG&A(3)	43	29	48	23	15	114	16	173	6	179
Segment Operating Profit	$990	$261	$76	$148	$91	$575	$91	$1,656	$26	$1,682
Segment Operating Profit Margin	80%	62%	25%	55%	46%	49%	50%	64%	43%	63%

Growth Metrics
Revenue Growth	0.3%	24.5%	6.1%	13.6%	345.1%	31.8%	7,272.0%	22.1%	106.6%	23.2%
Total Tenant Billings Growth	0.8%	16.7%	5.6%	14.9%	251.0%	27.7%	N/A	10.3%
Organic Tenant Billings Growth	0.6%	8.7%	2.1%	8.0%	18.8%	7.4%	N/A	3.0%

Revenue Components(4)
Prior-Year Tenant Billings	$1,091	$227	$156	$175	$37	$595	$—	$1,685
Colocations/Amendments	36	10	11	12	3	36	—	72
Escalations	38	19	3	9	5	36	—	74
Cancellations	(66)	(10)	(10)	(7)	(1)	(28)	—	(94)
Other	(2)	1	(0)	0	0	1	—	(1)
Organic Tenant Billings	$1,097	$246	$159	$190	$43	$638	$—	$1,736
New Site Tenant Billings	2	18	6	12	85	121	—	123
Total Tenant Billings	$1,100	$265	$165	$202	$128	$759	$—	$1,859
Foreign Currency Exchange Impact(5)	(0)	(2)	(5)	(7)	(6)	(20)	—	(20)
Total Tenant Billings (Current Period)	$1,100	$262	$160	$194	$122	$739	$—	$1,839

Straight-Line Revenue	100	(1)	1	4	1	5	5	110
Pre-paid Amortization Revenue	25	1	—	0	2	4	—	29
Other Revenue	8	53	3	(6)	(0)	49	180	236
International Pass-Through Revenue	—	105	138	79	71	393	—	393
Foreign Currency Exchange Impact(6)	(0)	(1)	(4)	(4)	3	(6)	—	(6)
Total Property Revenue (Current Period)	$1,232	$419	$299	$268	$199	$1,184	$184	$2,601
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, except share and per share data, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended March 31,
	2023	2022
Net income	$315.0	$702.7
Income tax provision	53.4	22.5
Other expense (income)	97.8	(252.6)
Interest expense	340.2	262.4
Interest income	(30.8)	(9.9)
Other operating expenses	127.5	26.1
Depreciation, amortization and accretion	794.1	815.8
Stock-based compensation expense	65.5	56.7
Adjusted EBITDA	$1,762.7	$1,623.7
Total revenue	$2,767.2	$2,660.3
Adjusted EBITDA Margin	64%	61%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended March 31,
	2023	2022
Net income	$315.0	$702.7
Real estate related depreciation, amortization and accretion	728.8	725.1
Losses from sale or disposal of real estate and real estate related impairment charges(1)	118.7	13.8
Dividends to noncontrolling interests(2)	(11.4)	—
Adjustments for unconsolidated affiliates and noncontrolling interests	(68.2)	(41.5)
Nareit FFO attributable to AMT common stockholders	$1,082.9	$1,400.1
Straight-line revenue	(112.0)	(109.4)
Straight-line expense	7.9	10.6
Stock-based compensation expense	65.5	56.7
Deferred portion of income tax and other income tax adjustments	(8.9)	(77.3)
GTP one-time cash tax settlement(3)	—	45.8
Non-real estate related depreciation, amortization and accretion	65.3	90.7
Amortization of deferred financing costs, debt discounts and premiums and long-term deferred interest charges	11.7	12.1
Other expense (income)(4)	97.8	(252.6)
Other operating expense(5)	8.8	12.3
Capital improvement capital expenditures	(35.7)	(27.7)
Corporate capital expenditures	(3.0)	(1.3)
Adjustments for unconsolidated affiliates and noncontrolling interests	68.2	41.5
Consolidated AFFO	$1,248.5	$1,201.5
Adjustments for unconsolidated affiliates and noncontrolling interests(6)	(63.5)	(34.4)
AFFO attributable to AMT common stockholders	$1,185.0	$1,167.1
Divided by weighted average diluted shares outstanding (in thousands)	466,810	457,211
AFFO attributable to AMT common stockholders per Share	$2.54	$2.55
_______________
(1)Included in these amounts are impairment charges of $29.8 million and $5.8 million, respectively. For the three months ended March 31, 2023, includes a loss on the sale of $80.0 million related to Mexico Fiber.
(2)Three months ended March 31, 2023 includes $11.4 million of distributions related to the outstanding mandatorily convertible preferred equity in connection with our agreements with certain investment vehicles affiliated with Stonepeak Partners LP.
(3)In 2015, the Company incurred charges in connection with certain tax elections wherein MIP Tower Holdings LLC, parent company to GTP, would no longer operate as a separate REIT for federal and state income tax purposes. The Company finalized a settlement related to this tax election in the three month period ended March 31, 2022. The Company believes that these related transactions are nonrecurring, and does not believe it is an indication of its operating performance. Accordingly, the Company believes it is more meaningful to present Consolidated AFFO excluding these amounts.
(4)Three months ended March 31, 2023 and March 31, 2022 include losses (gains) on foreign currency exchange rate fluctuations of $84.1 million and ($242.1) million, respectively.
(5)Primarily includes acquisition-related costs and integration costs.
(6)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.